EXHIBIT 99.1

Qumu Appoints Veteran Technology Executive TJ Kennedy as President and CEO

Minneapolis, MN – July 17, 2020 – Qumu Corporation (Nasdaq: QUMU), the leading provider of best-in-class video technology for the enterprise, today announced that its Board of Directors has appointed technology executive TJ Kennedy as its new President and Chief Executive Officer, effective July 20, 2020. Mr. Kennedy will succeed Vern Hanzlik, who has stepped down as President and Chief Executive Officer and as a director of the Company, effective immediately, to pursue other interests. Mr. Kennedy’s election to the Board of Directors will become effective concurrently with his appointment as Chief Executive Officer.

“On behalf of the Board of Directors, we would like to thank Vern for his service and invaluable contributions to Qumu’s best-in-class software platform, which has become the backbone of the ‘new normal’ for video communications within our Global 2000 customer base,” stated Company Chairman Neil E. Cox. “Vern has transformed Qumu’s software platform into what it is today: an award winning, globally recognized, end-to-end solution for securely creating, managing and delivering live and on demand video across any organization at scale. We wish Vern all the best in his future pursuits.”

Mr. Hanzlik added: “I am proud to say that I will be leaving Qumu in a position of strength and stability. I want to thank the Qumu Board for the opportunity to lead the Company and for the time I have been able to spend with our talented employees, valued customers and partners. Qumu truly has the superior strategy as well as the greatest people in the enterprise video space.”

Mr. Cox added: “I am also eager to welcome TJ as our new President and CEO. His significant experience in overseeing highly innovative projects and managing complex deployments at scale makes him the right leader at the right time for Qumu. From his extensive work within various critical technology markets, TJ understands that perfect execution is absolutely essential. As Qumu faces the increased demands in a COVID-19 world, we have become an even more essential part of our customers’ businesses. Additionally, with the larger digital transformation continuing in virtually every industry, we are confident TJ will lead our Company to even greater heights. We are looking forward to benefitting from his uniquely qualified skill set and capitalizing on our near- and long-term pipeline of opportunities, which we believe will drive shareholder value over the long run.”

Mr. Kennedy commented: “I am excited to join the Qumu team at such an inflection point in the enterprise video space. I look forward to helping organizations across the globe address the new normal for their employees as well as facilitating the paradigm shift happening with video communication in companies worldwide.”

Mr. Kennedy is a proven technology executive who has successfully led growing teams and disruptive business models from tech startups to Fortune 500 businesses. Mr. Kennedy joins Qumu from Allerio, Inc., a telemedicine platform as a service (PaaS) company that provides lifesaving technology to public safety agencies, where he served as CEO and a Director since January 2019. He was also one of the founders and principals of The Public Safety Network, a company focused on communications technology solutions to meet the mission critical needs of public safety. In this role, Mr. Kennedy led strategic initiatives for governments and technology companies who were implementing large-scale technology projects. In addition, Mr. Kennedy served as the President of First Responder Network Authority (FirstNet.gov), which designed and oversaw the world’s first nationwide 4G LTE wireless network dedicated to first responders. At FirstNet, he was responsible for executing both daily operations and strategy development to build a $40 billion public-private partnership from a start-up. Prior to FirstNet, he served as the President of JPS Communications, Inc., a subsidiary of Raytheon Company (NYSE: RTN). Mr. Kennedy led the strategy for public safety at Raytheon which leveraged the technology, research and development, and experience in the military and homeland defense markets to implement affordable, effective and interoperable public safety solutions. Mr. Kennedy also serves as a board member of multiple technology startup companies involved in public safety technology and mission critical communications. He received a Master of Business Administration degree from Johns Hopkins University and a Bachelor of Science degree from the University of Utah.

About Qumu

Qumu Corporation (Nasdaq: QUMU) is the leading provider of a best-in-class platform to create, manage, secure, distribute and measure the success of live and on-demand video for the intelligent enterprise. Backed by the most trusted and experienced team in the industry, the Qumu platform enables global organizations to drive employee engagement, increase access to video, and modernize the workplace by providing a more efficient and effective way to share knowledge.

Company Contact:

Dave Ristow

Chief Financial Officer

Qumu Corporation

Dave.Ristow@qumu.com

+1.612.638.9045

Investor Contact:

Matt Glover or Tom Colton

Gateway Investor Relations

QUMU@gatewayir.com

+1.949.574.3860